Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 10, 2018

Seanergy Maritime Holdings Corp.
154 Vouliagmenis Avenue
166 74 Glyfada
Athens, Greece

Re: Seanergy Maritime Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel to Seanergy Maritime Holdings Corp. (the "Company") in connection with the Company's registration statement on Form F-3 (such registration statement as amended or supplemented from time to time) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on August 10, 2018, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") and offering by the Company in one or more public offerings (collectively, the "Offering") of an aggregate of $200,000,000 of securities, including shares of the Company's common stock, par value $0.0001 per share (the "Common Shares"), shares of the Company's preferred stock, par value $0.0001 per share (the "Preferred Shares"), debt securities of the Company (the "Debt Securities"), warrants to purchase the Company's securities (the "Warrants"), purchase contracts to purchase the Company's securities (the "Purchase Contracts"), rights to purchase the Company's securities (the "Rights") and units comprised of any of the foregoing securities (the "Units" and, together with the Common Shares, the Preferred Shares, the Debt Securities, the Warrants, the Purchase Contracts and the Rights, the "Securities").
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the "Prospectus") included in the Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption "Risk Factors", which incorporate by reference certain tax-related risk factors included in our annual report for the year ended December 31, 2017 on Form 20-F, filed with the Commission on March 7, 2017 (the "Annual Report"), we hereby confirm that the opinions that are attributed to Seward & Kissel LLP and discussions of United States federal income tax matters expressed in the Annual Report in the section entitled "Item 10. Additional Information—E. Taxation" accurately state our views as to the tax matters discussed therein.
Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP